As filed with the Securities and Exchange Commission on July 11, 2012
 Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Minden Bancorp, Inc.
(exact name of registrant as specified in its charter)

Louisiana	90-0610674
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 MBL Bank Drive Minden, Louisiana 71055 (318) 371-4156
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Minden Bancorp, Inc. 2011 Stock Option Plan
(Full Title of the Plan)

Copies to:
Jack E. Byrd, Jr.		Philip R. Bevan, Esq.
Chairman, President and Chief Executive Officer		Elias, Matz, Tiernan & Herrick L.L.P.
Minden Bancorp, Inc.		734 15th Street, NW, 11th Floor
100 MBL Bank Drive		Washington, DC 20005
Minden, Louisiana 71055		(202) 347-0300
(318) 371-4156
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐			Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)			Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.01 par Value	99,108	$ 12.00(2)	$1,189,296.00	$136.29
Common Stock $.01 par Value	24,728	$ 15.75(3)	$ 389,466.00	$ 44.63
Total	123,836		$1,589,762.00	$180.92

(1)      Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Minden Bancorp, Inc. 2011 Stock Option Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Minden Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)      The 99,108 shares represent shares of Common Stock for which options have been granted under the Plan as of the date hereof but not yet exercised.  The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of the options and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(3)      The 24,728 shares represent shares of Common Stock which have been reserved under the Plan for stock options and are available for future grant.  The Proposed Maximum Offering Price Per Share is equal to the average of the bid and asked price of the Common Stock on July 6, 2012 on the OTC Bulletin Board and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

Minden Bancorp, Inc.

PART I  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1.                      Plan Information.*

Item 2.                      Registrant Information and Employee Plan Annual Information.*

* The documents containing the information for the Minden Bancorp, Inc. 2011 Stock Option Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed or to be filed by Minden Bancorp, Inc. (the “Registrant” or the “Company”) with the SEC are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”) filed with the SEC on March 30, 2012 (File No. 000-54234).

(b)
The description of the Registrant’s common stock contained in Registrant’s Form 8-A12G, as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated under the Exchange Act on January 3, 2011 (File No. 000-54234).

(c)
All reports filed by the Registrant pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above.

(d)
All the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act.  Accordingly, a description of the Common Stock is not required herein.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

In accordance with the Louisiana Business Corporation Law, Article 7 of the Registrant's Articles of Incorporation provides as follows:

Item 7.  Indemnification, etc. of Officers, Directors, Employees and Agents.

A.           Personal Liability of Directors and Officers.  A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

B.           Indemnification.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or such director, officer, employee or agent or former director, officer, employee or agent is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C.           Advancement of Expenses.  Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 7 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.           Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.           Insurance.  The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 7.

F.           Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 7.

G.           Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 7 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 7, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 7, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.           Proceedings Initiated by Indemnified Persons or Settlement of Claim. Notwithstanding any other provision of this Article 7, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. The Corporation shall not be obligated to reimburse the amount of any settlement of any claim by any person unless it has agreed, by the affirmative vote of a majority of the directors then in office, to such settlement.

I.           Authority of Board to Regulate.  The Board of Directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article 7, to implement the provisions of this Article 7.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

No.	Description
4.0	Form of Stock Certificate of Minden Bancorp, Inc. (1)
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the Common Stock
10.0	Minden Bancorp, Inc. 2011 Stock Option Plan(2)
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinion included as Exhibit 5.0)
23.2	Consent of Heard, McElroy & Vestal, LLP
24.0	Power of Attorney (contained on the signature pages).
_____________
(1)
Incorporated by reference to Exhibit 4.0 in the Registrant’s Registration Statement on Form S-1, as amended, (File No. 333-036125) filed with the SEC on September 17, 2010 (the “Registration Statement”).

(2)	Incorporated by reference from the Company’s definitive proxy statement for the Annual Meeting of Shareholders held on July 12, 2011 (File No. 000-54234) filed with the SEC on May 27, 2011.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 12 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minden, State of Louisiana on July 11, 2012.

MINDEN BANCORP, INC.

By:	/s/ Jack E. Byrd, Jr.
Jack E. Byrd, Jr. Chairman, President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.   Each person whose signature appears below hereby makes, constitutes and appoints Jack E. Byrd, Jr. and Becky T. Harrell, signing singly, his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date
/s/ Jack E. Byrd, Jr. Jack E. Byrd, Jr.	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	July 11, 2012
/s/ Becky T. Harrell Becky T. Harrell	Vice President and Chief Financial Officer (principal financial and accounting officer)	July 11, 2012
Russell A. Adams	Director	July 11, 2012
/s/ John P. Collins John P. Collins	Director	July 11, 2012
/s/ A. David Evans A. David Evans	Director	July 11, 2012
/s/ Michael S. Harper Michael S. Harper	Director	July 11, 2012
/s/ F. Dare Lott, Jr. F. Dare Lott, Jr.	Director	July 11, 2012
/s/ Michael W. Wise Michael W. Wise	Director	July 11, 2012
/s/ R.E. Woodard, III R.E. Woodard, III	Director	July 11, 2012

EXHIBIT INDEX

No.	Description	Method of Filing

4.0	Form of Stock Certificate of Minden Bancorp, Inc.	Incorporated by reference.

5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the Common Stock	Filed herewith.

10.0	Minden Bancorp, Inc. 2011 Stock Option Plan	Incorporated by reference.

23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinion included as Exhibit 5.0)	Filed herewith.

23.2	Consent of Heard, McElroy & Vestal, LLP	Filed herewith.

24.0	Power of Attorney (contained on the signature pages).	Located on the signature page.